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                                                  Exhibit 99

April 28, 1997 -      THE ST. PAUL EXPECTS $30 - $40 MILLION IN LOSSES
                      IN THE SECOND QUARTER FROM RED RIVER FLOOD

St. Paul, Minn. - The St. Paul Companies (SPC) today announced that damage from the flood in the Red River Valley in Minnesota and North Dakota is expected to result in pretax catastrophe losses ranging from $30 million to $40 million for the second quarter of 1997.

     The losses are primarily from commercial insurance customers whose policies contained flood coverage endorsements and from damage due to the fires that destroyed several downtown Grand Forks, N.D. buildings. The range also includes potential insured losses from personal insurance customers whose policies contain coverage for flood damage to vehicles and scheduled property.

     "We expect to receive additional claims in the coming weeks as people return to their homes and businesses to clean up the destruction left behind by the flood," said
Chairman Douglas W. Leatherdale.

     The St. Paul Companies, headquartered in St. Paul,
Minn. is a group of companies providing property-liability insurance products and services worldwide.